[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:   Diana S. Wynne
  Senior Vice President, Corporate Affairs
  (615) 443-9837

Media Contact:             Julie K. Davis
  Director, Corporate Communications
     (615) 443-9266

CBRL GROUP ANNOUNCES STATUS OF RECAPITALIZATION INITIATIVES

Plans for Existing Convertible Notes Include Addition of “Net Share Settlement” Feature and Cash Settlement Notice for April 3, 2007 Scheduled Put Provision

Updates Status of Share Repurchase Authorizations

LEBANON, Tenn. (March 6, 2007) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced that it expects to propose an amendment to, or otherwise revise or replace, its currently outstanding 3.0% Zero-Coupon Convertible Senior Notes due 2032 (the “Notes”) to provide, on conversion, a “net share settlement” feature. This feature would require the Company, upon conversion by holders of the Notes, to settle the conversion with an amount of cash up to the accreted principal amount of the Notes. The excess, if any, of the conversion value of the New Notes over the accreted principal amount would be settled in shares of common stock. As a result, the share dilution associated with the conversion of the Notes would be significantly reduced. The Company stated that is still studying the most efficient method by which to implement this change, indicating that among the possible courses of action would be either a consent solicitation with existing note holders or an exchange offer by which Note holders would be offered a new security that contains the net share settlement feature. The Company expects to begin the process of implementing this change in the coming weeks.

After providing for the net share settlement feature, the Company presently intends, subject to market conditions, to redeem the Notes (and any new securities that might be issued in an exchange offer). The Company would obtain the funds for any such redemption from drawing on its previously disclosed $200 million delayed-draw term loan, by using cash on hand and/or engaging in another financing transaction. Such redemption could be completed as early as prior to the end of the Company’s fiscal year on August 3, 2007.

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CBRL Announced Exchange Offer for Convertible Notes

March 6, 2007

Note Repurchase Obligations (April 3, 2007 Put Option)
The Company also announced that, pursuant to the terms of the controlling indenture, holders of the Notes currently have the right to require the Company to repurchase their Notes for cash (the “Put Option”). The Put Option expires on April 3, 2007. The Put Option entitles each holder of Notes to require the Company to purchase all or any part of such holder’s Notes at a price equal to $475.01 per $1,000 of principal amount at maturity. Each Note is convertible into
10.8584 shares of the Company’s common stock, so the put value is the equivalent of $43.75 per associated common share. Based on today’s closing price for the Company’s common stock of $46.44, the conversion value exceeds the put value, and, accordingly, the Company would not expect holders to exercise their put right if that condition continues. The Company will pay the purchase price solely with cash. If the Company is required to repurchase all outstanding Notes pursuant to the Put Option, the aggregate cash purchase price would be approximately
$200.5 million. Holders that do not surrender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes, subject to the applicable terms, conditions and adjustments relative to the Notes.

The opportunity to require the Company to repurchase the Notes pursuant to the Put Option commenced on March 6, 2007, and will terminate at 5:00 p.m., Eastern Time, on Tuesday,

April 3, 2007. In order to exercise the Put Option, a holder must follow the procedures set forth in the notice to holders, dated March 6, 2007. Holders may withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., Eastern Time, on April 3, 2007.

Neither the Company nor its board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Notes pursuant to the Put Option.

Availability of Certain Important Information
In connection with the Put Option, the Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”). In addition, the Company, through the Depository Trust Company, will make available to Note holders documents specifying the terms, conditions and procedures for surrendering for purchase and withdrawing Notes in the Put Option. The Tender Offer Statement (when filed with the SEC) and any documents that we may file in connection with implementation of the net share settlement feature will contain important information. The Company recommends that Note holders read these documents carefully before deciding whether to exercise their Put Option to require the Company to purchase their Notes or whether to participate in implementing the net share settlement feature. Holders of the

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CBRL Announced Exchange Offer for Convertible Notes

March 6, 2007

Notes and other interested parties may obtain a free copy of these and other relevant documents at the SEC's website, sec.gov, at the Company’s website, cbrlgroup.com, or from CBRL Group, Inc. at 305 Hartmann Drive, P.O. Box 787, Lebanon, Tennessee 37088-0787, Attn: General Counsel.

Status of Previously Announced Share Repurchase Authorizations
The Company also announced that through March 2, 2007, it had repurchased an aggregate of 1,352,500 shares of its common stock for approximately $63.9 million before fees and commissions pursuant to its Rule 10b5-1 trading plan that it announced on January 19, 2007. The 10b5-1 Plan had been implemented to facilitate initial repurchases under the Company’s previously announced $100 million share repurchase authorization. As a result of these repurchases, the Company is authorized to repurchase the remaining approximately
$36.1 million of its outstanding common stock in addition to management's authority to purchase 821,081 shares that remain from a 2005 repurchase authorization.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 555 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.
CBRL-G

Cautionary Statement Regarding Forward Looking Information
Certain matters discussed in this news release are not historical facts but are forward-looking statements regarding the Company’s intention to implement the net share settlement feature and other financing initiatives. The Company’s ability to implement the net share settlement feature and complete the redemption and refinancing, and remaining authorized share repurchases will depend, among other things, on market conditions, and there can be no assurance that the Company will complete these financing initiatives on the anticipated terms or at all. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended July 28, 2006 and Quarterly Reports on Form 10-Q for the quarters ended October 27, 2006 and January 26, 2007. The Company undertakes no obligation to update forward-looking statements.

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